As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENN VIRGINIA CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	23-1184320
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16285 Park Ten Place, Suite 500

Houston, Texas 77084

(Address of Principal Executive Offices, Zip Code)

PENN VIRGINIA CORPORATION

2019 MANAGEMENT INCENTIVE PLAN

(Full title of the Plan)

Katherine J. Ryan

Vice President, Chief Legal Counsel & Corporate Secretary

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, TX 77084

(Name and address of agent for service)

(713) 722-6677

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01	3,000,000	$18.42	$55,260,000	$6,028.87

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the Penn Virginia Corporation 2019 Management Incentive Plan, including stock splits, stock dividends or similar transactions.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on August 2, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Penn Virginia Corporation, a Virginia corporation (the “Company”), relating to 3,000,000 shares of its common stock, par value $0.01 per share, available for issuance pursuant to awards to eligible persons under the Penn Virginia Corporation 2019 Management Incentive Plan (the “Plan”).

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission (“Commission”) on August  19, 2019 (Registration No. 333-233364) and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Commission on August 19, 2019 (Registration No. 333-213979), which relate to the Plan, are incorporated herein by reference and made a part hereof, except for those items being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Company is a corporation organized under the laws of the Commonwealth of Virginia. The Virginia Stock Corporation Act (“VSCA”) permits a Virginia corporation to indemnify its directors and officers in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation. The VSCA further provides that a Virginia corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law. The Company’s Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) provide that a director or officer or former director or officer of the corporation shall be indemnified to the fullest extent permitted by the VSCA as currently in effect or as later amended in connection with any action, suit or proceeding (including a proceeding by the corporation or in its right) because such individual is or was a director or officer of the corporation or because such individual is or was serving the corporation or any other legal entity in any capacity at the request of the corporation.

The VSCA establishes a statutory limit on liability of directors and officers of a Virginia corporation for damages assessed against them in a suit brought by the corporation or in its right or brought by or on behalf of shareholders of the corporation and authorizes it, with shareholder approval, to specify a lower monetary limit on liability in the corporation’s articles of incorporation or bylaws; the liability of a director or officer, however, shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Articles of Incorporation provide for the limitation or elimination of the liability of the Company’s directors or officers or former directors or officers for monetary damages to the Company or its shareholders to the fullest extent permitted by the VSCA as currently in effect or as later amended.

The Company carries insurance on behalf of its directors and executive officers and has entered into an indemnity agreement with each of its directors and executive officers. The Company provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by its directors or officers in various legal proceedings in which they may be involved by reason of their service as directors or officers, as permitted by Virginia law and the Articles of Incorporation.

In addition, pursuant to the Plan members of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and its designees will not be liable for any action or determination made in good faith with respect to the Plan or any award issued thereunder. The Company will indemnify and defend the members of the Committee and its designees to the maximum extent permitted by law for all actions taken on behalf of the Company with respect to the Plan.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Third Amended and Restated Articles of Incorporation of Penn Virginia Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 4, 2021).

4.2	Sixth Amended and Restated Bylaws of Penn Virginia Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 4, 2021).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.3*	Consent of DeGolyer and MacNaughton.

24.1*	Power of Attorney (included on signature page hereto).

99.1*	Penn Virginia Corporation 2019 Management Incentive Plan (As amended effective May 3, 2021).

*	Filed herewith.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 4th day of August, 2021.

PENN VIRGINIA CORPORATION

By:	/s/ DARRIN HENKE
Name:	Darrin Henke
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Darrin Henke and Katherine J. Ryan, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ DARRIN HENKE	President, Chief Executive Officer and Director	August 4, 2021
Darrin Henke	(Principal Executive Officer)

/s/ RUSSELL T KELLEY, JR.	Senior Vice President, Chief Financial Officer and Treasurer	August 4, 2021
Russell T Kelley, Jr.	(Principal Financial Officer)

/s/ KAYLA D. BAIRD	Vice President, Chief Accounting Officer and Controller	August 4, 2021
Kayla D. Baird	(Principal Accounting Officer)

/s/ EDWARD GEISER	Chairman	August 4, 2021
Edward Geiser

/s/ DARIN G. HOLDERNESS	Director	August 4, 2021
Darin G. Holderness

/s/ TIFFANY THOM CEPAK	Director	August 4, 2021
Tiffany Thom Cepak

/s/ JEFFREY E. WOJAHN	Director	August 4, 2021
Jeffrey E. Wojahn

/s/ KEVIN CUMMING	Director	August 4, 2021
Kevin Cumming

/s/ TIM GRAY	Director	August 4, 2021
Tim Gray

/s/ TEMITOPE OGUNYOMI	Director	August 4, 2021
Temitope Ogunyomi

/s/ JOSHUA SCHMIDT	Director	August 4, 2021
Joshua Schmidt